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                                                                     Exhibit 4.5


                                                                  March 19, 1998



Morgan Stanley & Co. Incorporated
As Representative of the Underwriters
named in Schedule I
1585 Broadway
New York, New York  10036

MBIA Insurance Corporation
113 King Street
Armonk, New York 10504


            Re: Underwriting Agreement dated March 12, 1998 (the "Underwriting Agreement") between Advanta Mortgage Conduit Services, Inc. ("Advanta") and Morgan Stanley
                  &  Co.   Incorporated   (the   "Representative")   and
                  Indemnification  Agreement  dated as of March 12, 1998
                  (the    "Indemnification    Agreement")   among   MBIA
                  Insurance Corporation (the "Insurer"), Advanta and the Representative
                  -------------------------------------------------------

Ladies and Gentlemen:

            Pursuant to the Underwriting Agreement and the Indemnification Agreement (together, the "Designated Agreements"), Advanta has undertaken certain financial obligations with respect to the indemnification of the Underwriters and the Insurer with respect to the Registration Statement, the Prospectus and the Prospectus Supplement described in the Designated Agreements. Any financial obligations of Advanta under the Designated Agreements, whether or not specifically enumerated in this paragraph, are hereinafter referred to as the "Joint and Several Obligations"; provided, however, the "Joint and Several Obligations" shall mean only the financial obligations of Advanta under the Designated Agreements (including the payment of money damages for a breach of any of Advanta's obligations under the Designated Agreement, whether financial or otherwise) but shall not include any obligations not relating to the payment of money.

            As a condition of their respective executions of the Underwriting Agreement and of the Indemnification Agreement, the Underwriters and the Insurer have required the undersigned, Advanta Mortgage Holding Company ("AMHC"), the parent corporation of Advanta, to acknowledge its joint-and-several liability with Advanta for the payment of the Joint and Several Obligations under the Designated Agreements. Now, therefore, the Underwriters, the Insurer and AMHC do hereby agree that:

         (i) AMHC hereby agrees to be absolutely and unconditionally jointly and severally liable with Advanta to the Underwriters for the
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                  payment of the Joint and Several Obligations under the
                  Underwriting Agreement.

        (ii) AMHC hereby agrees to be absolutely and unconditionally jointly and severally liable with Advanta to the Insurer for the payment of the Joint and Several Obligations under the Indemnification
                  Agreement.

       (iii) AMHC may honor its obligations hereunder either by direct payment of any Joint and Several Obligations or by causing any Joint and Several Obligations to be paid to the Underwriters by Advanta or another affiliate of AMHC.


            Capitalized terms used herein and not defined herein shall have their respective meanings set forth in the Agreement.

                                    Very truly yours,

                                    ADVANTA MORTGAGE HOLDING COMPANY


                                       By:___________________________________
                                          Name:  Mark T. Dunsheath
                                          Title:    Vice President

MORGAN STANLEY & CO. INCORPORATED
as Representative of the Underwriters


By:________________________________
    Name:
    Title:


MBIA INSURANCE CORPORATION


By:________________________________
    Name:
    Title:


                                 [AMHC Guaranty]